Exhibit 22

List of Guarantor Subsidiaries
Noble Corporation, a Cayman Islands company ("Noble-Cayman"), is the full and unconditional guarantor of, and Noble Holding International Limited, a Cayman Islands company and wholly owned subsidiary of Noble-Cayman, is the issuer of, registered securities as follows:

Notes	Issuer	Guarantor
4.90% Senior Notes due 2020	Noble Holding International Limited	Noble-Cayman
4.625% Senior Notes due 2021	Noble Holding International Limited	Noble-Cayman
3.95% Senior Notes due 2022	Noble Holding International Limited	Noble-Cayman
7.75% Senior Notes due 2024	Noble Holding International Limited	Noble-Cayman
7.95% Senior Notes due 2025	Noble Holding International Limited	Noble-Cayman
6.20% Senior Notes due 2040	Noble Holding International Limited	Noble-Cayman
6.05% Senior Notes due 2041	Noble Holding International Limited	Noble-Cayman
5.25% Senior Notes due 2042	Noble Holding International Limited	Noble-Cayman
8.95% Senior Notes due 2045	Noble Holding International Limited	Noble-Cayman